Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-198262, 333-192861, 333-188349, 333-181818, and 333-160461 on Form S-8 of our reports dated February 29, 2016, relating to the consolidated financial statements and financial statement schedule of Medidata Solutions, Inc. and subsidiaries (the "Company"), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Medidata Solutions, Inc. for the year ended December 31, 2015.
/s/ DELOITTE & TOUCHE LLP
New York, New York
February 29, 2016